UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2021

SUN COUNTRY AIRLINES HOLDINGS, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road Minneapolis, MN	55450
(Address of principal executive offices)	(Zip Code)

(651) 681-3900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

PSP3 Agreement

On April 27, 2021, Sun Country, Inc. (“Sun Country”), an indirect wholly owned subsidiary of Sun Country Airlines Holdings, Inc. (the “Company”), entered into a Payroll Support Program 3 Agreement (the “PSP3 Agreement”) with the United States Department of Treasury (the “Treasury”), with respect to the Payroll Support Program (“PSP3”) established under Section 7301 of the American Rescue Plan Act of 2021 (the “ARP”).

Pursuant to the PSP3 Agreement, the Treasury has agreed to provide to the Company financial assistance to be paid in installments (each, an “Installment”) expected to total in the aggregate approximately $34.5 million. The first Installment, in the amount of approximately $17.3 million, was disbursed by the Treasury on April 29, 2021. In connection with PSP3, the Company is required to comply with the relevant provisions of the ARP, including the requirement that funds provided pursuant to the PSP3 Agreement be used exclusively for the continuation of payment of employee wages, salaries and benefits, the prohibition of involuntary furloughs and reductions in employee pay rates and benefits through at least September 30, 2021, the provisions that prohibit the repurchase of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and the payment of dividends on the Common Stock, in each case through September 30, 2022, as well as those that restrict the payment of certain executive compensation until April 1, 2023. The PSP3 Agreement also imposes certain reporting obligations on the Company and Sun Country.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 30, 2021	Sun Country Airlines Holdings, Inc.

	By:	/s/ Eric Levenhagen
Eric Levenhagen Chief Administrative Officer, General Counsel and Secretary